UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.     )*

AMAYA INC.

(Name of Issuer)

Common Shares

(Title of Class of Securities)

02314M108

(CUSIP Number)

December 31, 2015

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

13G

CUSIP No. 02314M108	Page 2 of 56

1.	Name of reporting persons: GSO Capital Solutions Fund II (Luxembourg) S.a r.l.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Luxembourg
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 15,216,888*
	6.	Shared voting power: 0
	7.	Sole dispositive power: 15,216,888*
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 15,216,888*
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 10.3%*
12.	Type of reporting person (see instructions): OO

*	Subject to the TSX Undertaking (as defined in the Schedule 13G).

13G

CUSIP No. 02314M108	Page 3 of 56

1.	Name of reporting persons: GSO Capital Opportunities Fund II (Luxembourg) S.a r.l.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Luxembourg
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 13,043,046*
	6.	Shared voting power: 0
	7.	Sole dispositive power: 13,043,046*
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 13,043,046*
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 9.0%*
12.	Type of reporting person (see instructions): OO

*	Subject to the TSX Undertaking (as defined in the Schedule 13G).

13G

CUSIP No. 02314M108	Page 4 of 56

1.	Name of reporting persons: GSO Special Situations Master Fund LP
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Cayman Islands, British West Indies
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 7,260,164*
	6.	Shared voting power: 0
	7.	Sole dispositive power: 7,260,164*
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 7,260,164*
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 5.2%*
12.	Type of reporting person (see instructions): PN

*	Subject to the TSX Undertaking (as defined in the Schedule 13G).

13G

CUSIP No. 02314M108	Page 5 of 56

1.	Name of reporting persons: GSO Palmetto Opportunistic Investment Partners (Cayman) L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Cayman Islands, British West Indies
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 1,269,791*
	6.	Shared voting power: 0
	7.	Sole dispositive power: 1,269,791*
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 1,269,791*
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.9%*
12.	Type of reporting person (see instructions): PN

*	Subject to the TSX Undertaking (as defined in the Schedule 13G).

13G

CUSIP No. 02314M108	Page 6 of 56

1.	Name of reporting persons: GSO Credit-A Partners (Cayman) L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Cayman Islands, British West Indies
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 1,798,546*
	6.	Shared voting power: 0
	7.	Sole dispositive power: 1,798,546*
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 1,798,546*
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 1.3%*
12.	Type of reporting person (see instructions): PN

*	Subject to the TSX Undertaking (as defined in the Schedule 13G).

13G

CUSIP No. 02314M108	Page 7 of 56

1.	Name of reporting persons: Steamboat Credit Opportunities Master Fund LP
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Cayman Islands, British West Indies
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 82,949*
	6.	Shared voting power: 0
	7.	Sole dispositive power: 82,949*
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 82,949*
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.1%*
12.	Type of reporting person (see instructions): PN

*	Subject to the TSX Undertaking (as defined in the Schedule 13G).

13G

CUSIP No. 02314M108	Page 8 of 56

1.	Name of reporting persons: GSO Coastline Credit Partners (Cayman) L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Cayman Islands, British West Indies
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 326,874*
	6.	Shared voting power: 0
	7.	Sole dispositive power: 326,874*
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 326,874*
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.2%*
12.	Type of reporting person (see instructions): PN

*	Subject to the TSX Undertaking (as defined in the Schedule 13G).

13G

CUSIP No. 02314M108	Page 9 of 56

1.	Name of reporting persons: GSO Cactus Credit Opportunities Fund (Cayman) LP
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Cayman Islands, British West Indies
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 1,096,894*
	6.	Shared voting power: 0
	7.	Sole dispositive power: 1,096,894*
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 1,096,894*
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.8%*
12.	Type of reporting person (see instructions): PN

*	Subject to the TSX Undertaking (as defined in the Schedule 13G).

13G

CUSIP No. 02314M108	Page 10 of 56

1.	Name of reporting persons: GSO Oasis Credit Partners (Cayman) LP
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Cayman Islands, British West Indies
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 1,467,787*
	6.	Shared voting power: 0
	7.	Sole dispositive power: 1,467,787*
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 1,467,787*
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 1.1%*
12.	Type of reporting person (see instructions): PN

*	Subject to the TSX Undertaking (as defined in the Schedule 13G).

13G

CUSIP No. 02314M108	Page 11 of 56

1.	Name of reporting persons: GSO Aiguille des Grands Montets Fund I LP
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Ontario, Canada
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 645,078*
	6.	Shared voting power: 0
	7.	Sole dispositive power: 645,078*
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 645,078*
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.5%*
12.	Type of reporting person (see instructions): PN

*	Subject to the TSX Undertaking (as defined in the Schedule 13G).

13G

CUSIP No. 02314M108	Page 12 of 56

1.	Name of reporting persons: GSO Aiguille des Grands Montets Fund II LP
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Ontario, Canada
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 394,200*
	6.	Shared voting power: 0
	7.	Sole dispositive power: 394,200*
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 394,200*
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.3%*
12.	Type of reporting person (see instructions): PN

*	Subject to the TSX Undertaking (as defined in the Schedule 13G).

13G

CUSIP No. 02314M108	Page 13 of 56

1.	Name of reporting persons: GSO Aiguille des Grands Montets Fund III LP
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Ontario, Canada
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 394,200*
	6.	Shared voting power: 0
	7.	Sole dispositive power: 394,200*
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 394,200*
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.3%*
12.	Type of reporting person (see instructions): PN

*	Subject to the TSX Undertaking (as defined in the Schedule 13G).

13G

CUSIP No. 02314M108	Page 14 of 56

1.	Name of reporting persons: GSO Churchill Partners LP
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Cayman Islands, British West Indies
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 480,406*
	6.	Shared voting power: 0
	7.	Sole dispositive power: 480,406*
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 480,406*
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.4%*
12.	Type of reporting person (see instructions): PN

*	Subject to the TSX Undertaking (as defined in the Schedule 13G).

13G

CUSIP No. 02314M108	Page 15 of 56

1.	Name of reporting persons: GSO Capital Solutions Fund II LP
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Cayman Islands, British West Indies
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 15,216,888*
	6.	Shared voting power: 0
	7.	Sole dispositive power: 15,216,888*
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 15,216,888*
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 10.3%*
12.	Type of reporting person (see instructions): PN

*	Subject to the TSX Undertaking (as defined in the Schedule 13G).

13G

CUSIP No. 02314M108	Page 16 of 56

1.	Name of reporting persons: GSO Capital Opportunities Fund II L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Cayman Islands, British West Indies
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 13,043,046*
	6.	Shared voting power: 0
	7.	Sole dispositive power: 13,043,046*
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 13,043,046*
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 9.0%
12.	Type of reporting person (see instructions): PN

*	Subject to the TSX Undertaking (as defined in the Schedule 13G).

13G

CUSIP No. 02314M108	Page 17 of 56

1.	Name of reporting persons: GSO Capital Solutions Associates II LP
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Cayman Islands, British West Indies
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 15,216,888*
	6.	Shared voting power: 0
	7.	Sole dispositive power: 15,216,888*
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 15,216,888*
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 10.3%*
12.	Type of reporting person (see instructions): PN

*	Subject to the TSX Undertaking (as defined in the Schedule 13G).

13G

CUSIP No. 02314M108	Page 18 of 56

1.	Name of reporting persons: GSO Capital Opportunities Associates II LP
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Cayman Islands, British West Indies
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 13,043,046*
	6.	Shared voting power: 0
	7.	Sole dispositive power: 13,043,046*
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 13,043,046*
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 9.0%*
12.	Type of reporting person (see instructions): PN

*	Subject to the TSX Undertaking (as defined in the Schedule 13G).

13G

CUSIP No. 02314M108	Page 19 of 56

1.	Name of reporting persons: GSO Capital Solutions Associates II (Delaware) LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 15,216,888*
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 15,216,888*
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 10.3%*
12.	Type of reporting person (see instructions): OO

*	Subject to the TSX Undertaking (as defined in the Schedule 13G).

13G

CUSIP No. 02314M108	Page 20 of 56

1.	Name of reporting persons: GSO Capital Solutions Associates II (Cayman) Ltd.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Cayman Islands, British West Indies
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 15,216,888*
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 15,216,888*
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 10.3%*
12.	Type of reporting person (see instructions): OO

*	Subject to the TSX Undertaking (as defined in the Schedule 13G).

13G

CUSIP No. 02314M108	Page 21 of 56

1.	Name of reporting persons: GSO Capital Opportunities Associates II (Delaware) LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 13,043,046*
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 13,043,046*
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 9.0%*
12.	Type of reporting person (see instructions): OO

*	Subject to the TSX Undertaking (as defined in the Schedule 13G).

13G

CUSIP No. 02314M108	Page 22 of 56

1.	Name of reporting persons: GSO Capital Opportunities Associates II (Cayman) Ltd.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Cayman Islands, British West Indies
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 13,043,046*
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 13,043,046*
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 9.0%*
12.	Type of reporting person (see instructions): OO

*	Subject to the TSX Undertaking (as defined in the Schedule 13G).

13G

CUSIP No. 02314M108	Page 23 of 56

1.	Name of reporting persons: GSO Oasis Credit Associates LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 1,467,787*
	6.	Shared voting power: 0
	7.	Sole dispositive power: 1,467,787*
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 1,467,787*
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 1.1%*
12.	Type of reporting person (see instructions): OO

*	Subject to the TSX Undertaking (as defined in the Schedule 13G).

13G

CUSIP No. 02314M108	Page 24 of 56

1.	Name of reporting persons: GSO Churchill Associates LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 480,406*
	6.	Shared voting power: 0
	7.	Sole dispositive power: 480,406*
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 480,406*
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.4%*
12.	Type of reporting person (see instructions): OO

*	Subject to the TSX Undertaking (as defined in the Schedule 13G).

13G

CUSIP No. 02314M108	Page 25 of 56

1.	Name of reporting persons: GSO Holdings I L.L.C.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 28,740,340*
	6.	Shared voting power: 0
	7.	Sole dispositive power: 28,740,340*
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 28,740,340*
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 17.7%*
12.	Type of reporting person (see instructions): OO

*	Subject to the TSX Undertaking (as defined in the Schedule 13G).

13G

CUSIP No. 02314M108	Page 26 of 56

1.	Name of reporting persons: GSO Capital Partners LP
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 14,736,483*
	6.	Shared voting power: 0
	7.	Sole dispositive power: 14,736,483*
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 14,736,483*
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 10.0%*
12.	Type of reporting person (see instructions): PN

*	Subject to the TSX Undertaking (as defined in the Schedule 13G).

13G

CUSIP No. 02314M108	Page 27 of 56

1.	Name of reporting persons: GSO Advisor Holdings L.L.C.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 14,736,483*
	6.	Shared voting power: 0
	7.	Sole dispositive power: 14,736,483*
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 14,736,483*
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 10.0%*
12.	Type of reporting person (see instructions): OO

*	Subject to the TSX Undertaking (as defined in the Schedule 13G).

13G

CUSIP No. 02314M108	Page 28 of 56

1.	Name of reporting persons: Blackstone Holdings I L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 14,736,483*
	6.	Shared voting power: 0
	7.	Sole dispositive power: 14,736,483*
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 14,736,483*
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 10.0%*
12.	Type of reporting person (see instructions): PN

*	Subject to the TSX Undertaking (as defined in the Schedule 13G).

13G

CUSIP No. 02314M108	Page 29 of 56

1.	Name of reporting persons: Blackstone Holdings II L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 28,740,340*
	6.	Shared voting power: 0
	7.	Sole dispositive power: 28,740,340*
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 28,740,340*
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 17.8%*
12.	Type of reporting person (see instructions): PN

*	Subject to the TSX Undertaking (as defined in the Schedule 13G).

13G

CUSIP No. 02314M108	Page 30 of 56

1.	Name of reporting persons: Blackstone Holdings I/II GP Inc.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 32,521,942*
	6.	Shared voting power: 0
	7.	Sole dispositive power: 32,521,942*
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 32,521,942*
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 19.99%*
12.	Type of reporting person (see instructions): CO

*	Subject to the TSX Undertaking (as defined in the Schedule 13G).

13G

CUSIP No. 02314M108	Page 31 of 56

1.	Name of reporting persons: The Blackstone Group L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 32,521,942*
	6.	Shared voting power: 0
	7.	Sole dispositive power: 32,521,942*
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 32,521,942*
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 19.99%*
12.	Type of reporting person (see instructions): PN

*	Subject to the TSX Undertaking (as defined in the Schedule 13G).

13G

CUSIP No. 02314M108	Page 32 of 56

1.	Name of reporting persons: Blackstone Group Management L.L.C.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 32,521,942*
	6.	Shared voting power: 0
	7.	Sole dispositive power: 32,521,942*
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 32,521,942*
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 19.99%*
12.	Type of reporting person (see instructions): OO

*	Subject to the TSX Undertaking (as defined in the Schedule 13G).

13G

CUSIP No. 02314M108	Page 33 of 56

1.	Name of reporting persons: Stephen A. Schwarzman
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: United States
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 32,521,942*
	6.	Shared voting power: 0
	7.	Sole dispositive power: 32,521,942*
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 32,521,942*
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 19.99%*
12.	Type of reporting person (see instructions): IN

*	Subject to the TSX Undertaking (as defined in the Schedule 13G).

13G

CUSIP No. 02314M108	Page 34 of 56

1.	Name of reporting persons: Bennett J. Goodman
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: United States
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 32,521,942*
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 32,521,942*
9.	Aggregate amount beneficially owned by each reporting person: 32,521,942*
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 19.99%*
12.	Type of reporting person (see instructions): IN

*	Subject to the TSX Undertaking (as defined in the Schedule 13G).

13G

CUSIP No. 02314M108	Page 35 of 56

1.	Name of reporting persons: J. Albert Smith III
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: United States
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 32,521,942*
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 32,521,942*
9.	Aggregate amount beneficially owned by each reporting person: 32,521,942*
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 19.99%*
12.	Type of reporting person (see instructions): IN

*	Subject to the TSX Undertaking (as defined in the Schedule 13G).

Item 1.	(a)	Name of Issuer

Amaya Inc. (the “Company”)

	(b)	Address of Issuer’s Principal Executive Offices:

7600 Trans Canada Hwy.
Pointe-Claire, Québec, Canada
H9R 1C8

Item 2(a).	Name of Person Filing

Item 2(b).	Address of Principal Business Office

Item 2(c).	Citizenship

		(i)	GSO Capital Solutions Fund II (Luxembourg) S.a r.l.
16 avenue Pasteur
L-2310 Luxembourg
Citizenship: Luxembourg

		(ii)	GSO Capital Opportunities Fund II (Luxembourg) S.a r.l.
16 avenue Pasteur
L-2310 Luxembourg
Citizenship: Luxembourg

		(iii)	GSO Special Situations Master Fund LP
c/o GSO Capital Partners LP
345 Park Avenue
New York, NY 10154
Citizenship: Cayman Islands, British West Indies

		(iv)	GSO Palmetto Opportunistic Investment Partners (Cayman) L.P.
c/o GSO Capital Partners LP
345 Park Avenue
New York, NY 10154
Citizenship: Cayman Islands, British West Indies

		(v)	GSO Credit-A Partners (Cayman) L.P.
c/o GSO Capital Partners LP
345 Park Avenue
New York, NY 10154
Citizenship: Cayman Islands, British West Indies

		(vi)	Steamboat Credit Opportunities Master Fund LP
c/o GSO Capital Partners LP
345 Park Avenue
New York, NY 10154
Citizenship: Cayman Islands, British West Indies

(vii)	GSO Coastline Credit Partners (Cayman) L.P.
c/o GSO Capital Partners LP
345 Park Avenue
New York, NY 10154
Citizenship: Cayman Islands, British West Indies

(viii)	GSO Cactus Credit Opportunities Fund (Cayman) LP
c/o GSO Capital Partners LP
345 Park Avenue
New York, NY 10154
Citizenship: Cayman Islands, British West Indies

(ix)	GSO Oasis Credit Partners (Cayman) LP
c/o GSO Capital Partners LP
345 Park Avenue
New York, NY 10154
Citizenship: Cayman Islands, British West Indies

(x)	GSO Aiguille des Grands Montets Fund I LP
c/o GSO Capital Partners LP
345 Park Avenue
New York, NY 10154
Citizenship: Ontario, Canada

(xi)	GSO Aiguille des Grands Montets Fund II LP
c/o GSO Capital Partners LP
345 Park Avenue
New York, NY 10154
Citizenship: Ontario, Canada

(xii)	GSO Aiguille des Grands Montets Fund III LP
c/o GSO Capital Partners LP
345 Park Avenue
New York, NY 10154
Citizenship: Ontario, Canada

(xiii)	GSO Churchill Partners LP
c/o GSO Capital Partners LP
345 Park Avenue
New York, NY 10154
Citizenship: Cayman Islands, British West Indies

(xiv)	GSO Capital Solutions Fund II LP
c/o GSO Capital Partners LP
345 Park Avenue
New York, NY 10154
Citizenship: Cayman Islands, British West Indies

(xv)	GSO Capital Opportunities Fund II L.P.
c/o GSO Capital Partners LP
345 Park Avenue
New York, NY 10154
Citizenship: Cayman Islands, British West Indies

(xvi)	GSO Capital Solutions Associates II LP
c/o GSO Capital Partners LP
345 Park Avenue
New York, NY 10154
Citizenship: Cayman Islands, British West Indies

(xvii)	GSO Capital Solutions Associates II (Delaware) LLC
c/o GSO Capital Partners LP
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xviii)	GSO Capital Solutions Associates II (Cayman) Ltd.
c/o GSO Capital Partners LP
345 Park Avenue
New York, NY 10154
Citizenship: Cayman Islands, British West Indies

(xix)	GSO Capital Opportunities Associates II LP
c/o GSO Capital Partners LP
345 Park Avenue
New York, NY 10154
Citizenship: Cayman Islands, British West Indies

(xx)	GSO Capital Opportunities Associates II (Delaware) LLC
c/o GSO Capital Partners LP
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xxi)	GSO Capital Opportunities Associates II (Cayman) Ltd.
c/o GSO Capital Partners LP
345 Park Avenue
New York, NY 10154
Citizenship: Cayman Islands, British West Indies

(xxii)	GSO Oasis Credit Associates LLC
c/o GSO Capital Partners LP
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xxiii)	GSO Churchill Associates LLC
c/o GSO Capital Partners LP
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xxiv)	GSO Holdings I L.L.C.
c/o GSO Capital Partners LP
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xxv)	GSO Capital Partners LP
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xxvi)	GSO Advisor Holdings L.L.C.
c/o GSO Capital Partners LP
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xxvii)	Blackstone Holdings I L.P.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xxviii)	Blackstone Holdings II L.P.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xxix)	Blackstone Holdings I/II GP Inc.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xxx)	The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xxxi)	Blackstone Group Management L.L.C.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xxxii)	Stephen A. Schwarzman
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: United States

(xxxiii)	Bennett J. Goodman
c/o GSO Capital Partners LP
345 Park Avenue
New York, NY 10154
Citizenship: United States

(xxxiv)	J. Albert Smith III
c/o GSO Capital Partners LP
345 Park Avenue
New York, NY 10154
Citizenship: United States

The foregoing persons are hereinafter sometimes collectively referred to as the “Reporting Persons.”

GSO Capital Solutions Fund II (Luxembourg) S.a r.l., GSO Capital Opportunities Fund II (Luxembourg) S.a r.l., GSO Special Situations Master Fund LP, GSO Palmetto Opportunistic Investment Partners (Cayman) L.P., GSO Credit-A Partners (Cayman) L.P., Steamboat Credit Opportunities Master Fund LP, GSO Coastline Credit Partners (Cayman) L.P., GSO Cactus Credit Opportunities Fund (Cayman) LP, GSO Oasis Credit Partners (Cayman) LP, GSO Aiguille des Grands Montets Fund I LP, GSO Aiguille des Grands Montets Fund II LP, GSO Aiguille des Grands Montets Fund III LP and GSO Churchill Partners LP (collectively, the “GSO Funds”) directly hold the securities reported herein.

GSO Capital Solutions Fund II LP is the sole shareholder of GSO Capital Solutions Fund II (Luxembourg) S.a r.l. GSO Capital Solutions Associates II LP is the general partner of GSO Capital Solutions Fund II LP. The general partners of GSO Capital Solutions Associates II LP are GSO Capital Solutions Associates II (Delaware) LLC and GSO Capital Solutions Associates II (Cayman) Ltd. GSO Capital Opportunities Fund II L.P. is the sole shareholder of GSO Capital Opportunities Fund II (Luxembourg) S.a r.l. GSO Capital Opportunities Associates II LP is the general partner of GSO Capital Opportunities Fund II L.P. The general partners of GSO Capital Opportunities Associates II LP are GSO Capital Opportunities Associates II (Delaware) LLC and GSO Capital Opportunities Associates II (Cayman) Ltd. GSO Oasis Credit Associates LLC is the general partner of GSO Oasis Credit Partners (Cayman) LP. GSO Churchill Associates LLC is the general partner of GSO Churchill Partners LP. GSO Holdings I L.L.C. is the managing member of each of GSO Capital Solutions Associates II (Delaware) LLC, GSO Capital Opportunities Associates II (Delaware) LLC and GSO Churchill Associates LLC and a shareholder of each of GSO Capital Solutions Associates II (Cayman) Ltd. and GSO Capital Opportunities Associates II (Cayman) Ltd. Blackstone Holdings II L.P. is the managing member of GSO Holdings I L.L.C. with respect to shares beneficially owned by GSO Capital Solutions Associates II (Delaware) LLC, GSO Capital Opportunities Associates II (Delaware) LLC and GSO Churchill Associates LLC.

GSO Capital Partners LP is the investment manager or advisor of each of GSO Special Situations Master Fund LP, GSO Palmetto Opportunistic Investment Partners (Cayman) L.P., GSO Credit-A Partners (Cayman) L.P., Steamboat Credit Opportunities Master Fund LP, GSO Coastline Credit Partners (Cayman) L.P., GSO Cactus Credit Opportunities Fund (Cayman) LP, GSO Oasis Credit Partners (Cayman) LP, GSO Aiguille des Grands Montets Fund I LP, GSO Aiguille des Grands Montets Fund II LP and GSO Aiguille des Grands Montets Fund III LP. GSO Advisor Holdings L.L.C. is special limited partner of GSO Capital Partners LP with investment and voting power over the securities beneficially owned by GSO Capital Partners LP. Blackstone Holdings I L.P. is the sole member of GSO Advisor Holdings L.L.C. Blackstone Holdings I/II GP Inc. is the general partner of each of Blackstone Holdings I L.P. and Blackstone Holdings II L.P. The Blackstone Group L.P. is the controlling shareholder of Blackstone Holdings I/II GP Inc. Blackstone Group Management L.L.C. is the general partner of The Blackstone Group L.P. Blackstone Group Management L.L.C. is controlled by Stephen A. Schwarzman, one of its founders. Each of Bennett J. Goodman and J. Albert Smith III is an executive of GSO Capital Partners LP.

In addition, each of Bennett J. Goodman and J. Albert Smith III may be deemed to have shared voting power and/or investment power with respect to the Common Stock held by the GSO Funds.

Each Reporting Person expressly disclaims any assertion or presumption that it and the other persons on whose behalf this statement is filed or who are otherwise party to the Joint Filing Agreement (as filed hereto as Exhibit 1) constitute a “group” for the purposes of Sections 13(d) and 13(g) of the Act and the rules thereunder. The filing of this statement should not be construed to be an admission that any member of the Reporting Persons are members of a “group” for the purposes of Sections 13(d) and 13(g) of the Act.

Item 2(d).	Title of Class of Securities:

Common Shares (the “Common Shares”)

Item 2(e).	CUSIP Number: 02314M108

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not Applicable.

Item 4.	Ownership.

(a) Amount beneficially owned:

Each of the Reporting Persons may be deemed to be the beneficial owner of the shares listed on such Reporting Person’s respective reporting page.

Subject to the TSX Undertaking (as defined below), as of December 31, 2015, (i) GSO Capital Solutions Fund II (Luxembourg) S.a r.l.. directly holds 1,044,409 Common Shares, common share purchase warrants (“Warrants”) exercisable for 3,850,000 Common Shares and 227,871 convertible preferred shares of the Issuer (“Preferred Shares”) convertible into 10,322,479 Common Shares, (ii) GSO Capital Opportunities Fund II (Luxembourg) S.a r.l. directly holds 895,207 Common Shares, Warrants exercisable for 3,300,000 Common Shares and 195,318 Preferred Shares convertible into 8,847,839 Common Shares, (iii) GSO Special Situations Master Fund LP directly holds 498,301 Common Shares, Warrants exercisable for 1,836,884 Common Shares and 108,720 Preferred Shares convertible into 4,924,979, (iv) GSO Palmetto Opportunistic Investment Partners (Cayman) L.P. directly held 87,151 Common Shares, Warrants exercisable for 321,267 Common Shares, and 19,015 Preferred Shares convertible into 861,373 Common Shares, (v) GSO Credit-A Partners (Cayman) L.P. directly held 123,443 Common Shares, Warrants exercisable for 455,047 Common Shares and 26,933 Preferred Shares convertible into 1,220,056 Common Shares, (vi) Steamboat Credit Opportunities Master Fund LP directly held 5,695 Common Shares, Warrants exercisable for 20,992 and 1,242 Preferred Shares convertible into 56,262 Common Shares, (vii) GSO Coastline Credit Partners (Cayman) L.P. directly held 22,434 Common Shares, Warrants exercisable for 82,698 Common Shares and 4,895 Preferred Shares convertible into 221,742 Common Shares, (viii) GSO Cactus Credit Opportunities Fund (Cayman) LP directly held 75,284 Common Shares, Warrants exercisable for 277,518 Common Shares and 16,426 Preferred Shares convertible into 744,092 Common Shares, (ix) GSO Oasis Credit Partners (Cayman) LP directly held 100,740 Common Shares, Warrants exercisable for 371,360 Common Shares and 21,980 Preferred Shares convertible into 995,687 Common Shares, GSO Aiguille des Grands Montets Fund I LP

directly held 44,274 Common Shares, Warrants exercisable for 163,209 Common Shares and 9,660 Preferred Shares convertible into 437,595 Common Shares, (x) GSO Aiguille des Grands Montets Fund II LP directly held 27,057 Common Shares, Warrants exercisable for 99,739 Common Shares and 5,903 Preferred Shares convertible into 267,404 Common Shares, (xi) GSO Aiguille des Grands Montets Fund III LP directly held 27,057 Common Shares, Warrants exercisable for 99,739 Common Shares and 5,903 Preferred Shares convertible into 267,404 Common Shares, and (xii) GSO Churchill Partners LP directly held 32,973 Common Shares, Warrants exercisable for 121,547 Common Shares, 7,194 Preferred Shares convertible into 325,886 Common Shares.

Each of GSO Capital Partners LP and the GSO Funds has agreed to undertake in favor of the Toronto Stock Exchange (the “TSX Undertaking”), not to exercise or convert (or in the case of GSO Capital Partners LP, not to cause any GSO Fund to exercise or convert, as long as GSO has control or direction over the Warrants and Preferred Shares held by such GSO Fund), any Warrant or Preferred Shares if such exercise or conversion would cause the Reporting Persons, directly or indirectly, to receive a number of securities resulting in the Reporting Persons owning 20% or more of the voting rights attached to the Issuer’s securities at the time of the exercise or conversion, including any securities held by parties acting jointly or in convert with the Reporting Persons, except in connection with certain permitted transactions (such as with the prior approval of the Toronto Stock Exchange, in the context of any transaction where substantially concurrently with such exercise or conversion (or promptly thereafter) the applicable Reporting Person sells or transfers the Common Shares received as a result of such exercise or conversion to a third party not being GSO Capital Partners LP or any funds or accounts managed or advised by GSO Capital Partners LP, and certain extraordinary corporate transactions identified therein. The Reporting Persons disclaim beneficial ownership of any and all Common Shares issuable upon any exercise or conversion of the Warrants or Preferred Shares if such exercise or conversion would cause the Reporting Persons’ aggregate beneficial ownership to exceed or remain above 20% (as is currently the case).

As a result of the TSX Undertaking, collectively, the Reporting Persons beneficially own in the aggregate 32,521,942 Common Shares. In addition, the Warrants and the Preferred Shares held by the Reporting Persons would be exercisable or convertible (as applicable) into additional 10,954,881 Common Shares, with respect to which the Reporting Persons may only exercise such exchange or conversion rights (as applicable) in accordance with the restrictions under the TSX Undertaking as described above; the Reporting Persons disclaim beneficial ownership with respect to such additional Common Shares.

(b)	Percent of class:

Calculations of the percentage of Common Shares beneficially owned assumes that there are a total of 133,153,141 Common Shares outstanding as of November 9, 2015 as reported in the Company’s Management Discussion and Analysis dated November 9, 2015 for the period ended September 30, 2015 filed with the System for Electronic Document Analysis and Retrieval (SEDAR), and takes into account the number of Warrants and Preferred Shares that may be deemed to be beneficially owned by the Reporting Persons, as applicable. Based on this number of outstanding Common Shares, each of the Reporting Persons may be deemed to be the beneficial owner of the percentage of shares of the total number of outstanding Common Shares as listed on such Reporting Person’s respective reporting page.

(c) Number of Shares as to which the Reporting Person has:

(i) Sole power to vote or to direct the vote:

See Item 5 of each cover page.

(ii) Shared power to vote or to direct the vote:

See Item 6 of each cover page.

(iii) Sole power to dispose or to direct the disposition of:

See Item 7 of each cover page.

(iv) Shared power to dispose or to direct the disposition of:

See Item 8 of each cover page.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 16, 2016

GSO CAPITAL SOLUTIONS FUND II (LUXEMBOURG) S.A R.L.
By: GSO Capital Partners LP, its Investment Advisor

By:	/s/ Thomas Iannarone
Name:	Thomas Iannarone
Title:	Authorized Signatory

GSO CAPITAL OPPORTUNITIES FUND II (LUXEMBOURG) S.A R.L.
By: GSO Capital Partners LP, its Investment Advisor

By:	/s/ Thomas Iannarone
Name:	Thomas Iannarone
Title:	Authorized Signatory

GSO SPECIAL SITUATIONS MASTER FUND LP
By: GSO Capital Partners LP, its Investment Advisor

By:	/s/ Thomas Iannarone
Name:	Thomas Iannarone
Title:	Authorized Signatory

GSO PALMETTO OPPORTUNISTIC INVESTMENT PARTNERS (CAYMAN) L.P.
By: GSO Capital Partners LP, its Investment Manager

By:	/s/ Thomas Iannarone
Name:	Thomas Iannarone
Title:	Authorized Signatory

GSO CREDIT-A PARTNERS (CAYMAN) L.P.
By: GSO Capital Partners LP, its Investment Manager

By:	/s/ Thomas Iannarone
Name:	Thomas Iannarone
Title:	Authorized Signatory

STEAMBOAT CREDIT OPPORTUNITIES MASTER FUND LP
By: GSO Capital Partners LP, its Investment Manager

By:	/s/ Thomas Iannarone
Name:	Thomas Iannarone
Title:	Authorized Signatory

[Amaya Inc. – Schedule 13G]

GSO COASTLINE CREDIT PARTNERS (CAYMAN) L.P.
By: GSO Capital Partners LP, its Investment Manager

By:	/s/ Thomas Iannarone
Name:	Thomas Iannarone
Title:	Authorized Signatory

GSO CACTUS CREDIT OPPORTUNITIES FUND (CAYMAN) LP
By: GSO Capital Partners LP, its Investment Manager

By:	/s/ Thomas Iannarone
Name:	Thomas Iannarone
Title:	Authorized Signatory

GSO OASIS CREDIT PARTNERS (CAYMAN) LP
By: GSO Capital Partners LP, its Investment Manager

By:	/s/ Thomas Iannarone
Name:	Thomas Iannarone
Title:	Authorized Signatory

GSO AIGUILLE DES GRANDS MONTETS FUND I LP
By: GSO Capital Partners LP as Attorney-in-Fact

By:	/s/ Thomas Iannarone
Name:	Thomas Iannarone
Title:	Authorized Signatory

GSO AIGUILLE DES GRANDS MONTETS FUND II LP
By: GSO Capital Partners LP as Attorney-in-Fact

By:	/s/ Thomas Iannarone
Name:	Thomas Iannarone
Title:	Authorized Signatory

GSO AIGUILLE DES GRANDS MONTETS FUND III LP
By: GSO Capital Partners LP as Attorney-in-Fact

By:	/s/ Thomas Iannarone
Name:	Thomas Iannarone
Title:	Authorized Signatory

GSO CHURCHILL PARTNERS LP
By: GSO Capital Partners LP, its Investment Advisor

By:	/s/ Thomas Iannarone
Name:	Thomas Iannarone
Title:	Authorized Signatory

[Amaya Inc. – Schedule 13G]

GSO CAPITAL SOLUTIONS FUND II LP
By: GSO Capital Solutions Associates II LP, as its general partner
By: GSO Capital Solutions Associates II (Delaware) LLC, as its general partner

By:	/s/ Thomas Iannarone
Name:	Thomas Iannarone
Title:	Authorized Signatory

GSO CAPITAL SOLUTIONS ASSOCIATES II LP
By: GSO Capital Solutions Associates II (Delaware) LLC, as its general partner

By:	/s/ Thomas Iannarone
Name:	Thomas Iannarone
Title:	Authorized Signatory

GSO CAPITAL SOLUTIONS ASSOCIATES II (DELAWARE) LLC

By:	/s/ Thomas Iannarone
Name:	Thomas Iannarone
Title:	Authorized Signatory

GSO CAPITAL SOLUTIONS ASSOCIATES II (CAYMAN) LTD.

By:	/s/ Thomas Iannarone
Name:	Thomas Iannarone
Title:	Authorized Signatory

GSO CAPITAL OPPORTUNITIES FUND II L.P.
By: GSO Capital Opportunities Associates II LP, as its general partner
By: GSO Capital Opportunities Associates II (Delaware) LLC, as its general partner

By:	/s/ Thomas Iannarone
Name:	Thomas Iannarone
Title:	Authorized Signatory

GSO CAPITAL OPPORTUNITIES ASSOCIATES II LP
By: GSO Capital Opportunities Associates II (Delaware) LLC, as its general partner

By:	/s/ Thomas Iannarone
Name:	Thomas Iannarone
Title:	Authorized Signatory

GSO CAPITAL OPPORTUNITIES ASSOCIATES II (DELAWARE) LLC

By:	/s/ Thomas Iannarone
Name:	Thomas Iannarone
Title:	Authorized Signatory

[Amaya Inc. – Schedule 13G]

GSO CAPITAL OPPORTUNITIES ASSOCIATES II (CAYMAN) LTD.

By:	/s/ Thomas Iannarone
Name:	Thomas Iannarone
Title:	Authorized Signatory

GSO OASIS CREDIT ASSOCIATES LLC

By:	/s/ Thomas Iannarone
Name:	Thomas Iannarone
Title:	Authorized Signatory

GSO CHURCHILL ASSOCIATES LLC

By:	/s/ Thomas Iannarone
Name:	Thomas Iannarone
Title:	Authorized Signatory

GSO HOLDINGS I L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

GSO CAPITAL PARTNERS LP

By:	/s/ Thomas Iannarone
Name:	Thomas Iannarone
Title:	Authorized Signatory

GSO ADVISOR HOLDINGS L.L.C.
By: Blackstone Holdings I L.P., its sole member
By: Blackstone Holdings I/II GP Inc., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS I L.P.
By: Blackstone Holdings I/II GP Inc., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS II L.P.
By: Blackstone Holdings I/II GP Inc., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

[Amaya Inc. – Schedule 13G]

BLACKSTONE HOLDINGS I/II GP INC.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

THE BLACKSTONE GROUP L.P.
By: Blackstone Group Management L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE GROUP MANAGEMENT L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

[Amaya Inc. – Schedule 13G]

STEPHEN A. SCHWARZMAN

By:	/s/ Stephen A. Schwarzman
Name:	Stephen A. Schwarzman

BENNETT J. GOODMAN

By:	/s/ Bennett J. Goodman
Name:	Bennett J. Goodman

J. ALBERT SMITH III

By:	/s/ J. Albert Smith III
Name:	J. Albert Smith III

[Amaya Inc. – Schedule 13G]

EXHIBIT LIST

Exhibit 1	Joint Filing Agreement, dated as of February 16, 2016, by and among GSO Capital Solutions Fund II (Luxembourg) S.a r.l., GSO Capital Opportunities Fund II (Luxembourg) S.a r.l., GSO Special Situations Master Fund LP, GSO Palmetto Opportunistic Investment Partners (Cayman) L.P., GSO Credit-A Partners (Cayman) L.P., Steamboat Credit Opportunities Master Fund LP, GSO Coastline Credit Partners (Cayman) L.P., GSO Cactus Credit Opportunities Fund (Cayman) LP, GSO Oasis Credit Partners (Cayman) LP, GSO Aiguille des Grands Montets Fund I LP, GSO Aiguille des Grands Montets Fund II LP, GSO Aiguille des Grands Montets Fund III LP, GSO Churchill Partners LP, GSO Capital Solutions Fund II LP, GSO Capital Solutions Associates II LP, GSO Capital Solutions Associates II (Delaware) LLC, GSO Capital Solutions Associates II (Cayman) Ltd., GSO Capital Opportunities Fund II L.P., GSO Capital Opportunities Associates II LP, GSO Capital Opportunities Associates II (Delaware) LLC, GSO Capital Opportunities Associates II (Cayman) Ltd., GSO Oasis Credit Associates LLC, GSO Churchill Associates LLC, GSO Holdings I L.L.C., GSO Capital Partners LP, GSO Advisor Holdings L.L.C., Blackstone Holdings I L.P., Blackstone Holdings II L.P., Blackstone Holdings I/II GP Inc., The Blackstone Group L.P., Blackstone Group Management L.L.C., Stephen A. Schwarzman, Bennett J. Goodman and J. Albert Smith III.